                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   EXHIBIT 11
                                   (UNAUDITED)


                                                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                     SEPTEMBER 30,
                                                      --------------------------------- ---------------------------------
                                                            1998              1997            1998              1997
                                                            ----              ----            ----              ----
Net income (loss)                                     $   (3,785,202)   $    2,962,096  $     (972,994)   $     (343,212)
                                                      ===============   =============== ===============   ===============

Weighted average number of
common shares outstanding                                  7,768,874         6,246,825       8,058,011         6,219,800

Common equivalent shares representing shares
issuable upon exercise of stock options                      157,694           390,840         286,833           390,840

Subtraction of common equivalent shares due to
antidilutive nature                                         (157,694)                -        (286,833)         (390,840)
                                                        -------------     -------------   -------------     -------------

Dilutive adjusted weighted average shares
and assumed conversions                                    7,768,874         6,637,665       8,058,011         6,219,800
                                                        =============     =============   =============     =============




Basic net income (loss) per share                     $        (0.49)   $         0.47  $        (0.12)   $        (0.06)
                                                      ===============   =============== ===============   ===============


Diluted net income (loss) per share                   $        (0.49)   $         0.45  $        (0.12)   $        (0.06)
                                                      ===============   =============== ===============   ===============